NEWS RELEASE

	Contact:	Linda M. Siluk
Chief Financial Officer
(973) 983-0888 Ext. 492

FOR IMMEDIATE RELEASE	Investors:	Edward Nebb
Comm-Counsellors, LLC
(203) 972-8350

PARTY CITY CORPORATION ANNOUNCES
FIRST QUARTER SALES RESULTS
~Same-Store Sales Increase 3.9% For Company-Owned Stores~
~Total Sales Increase 12.6% For Company-Owned Stores~

     Rockaway, New Jersey, October 9, 2003 – Party City Corporation (Nasdaq: PCTY), America’s largest party goods chain, today announced sales for its first fiscal quarter ended September 27, 2003.

     Net sales for Company-owned stores increased 12.6% to $102.6 million from $91.1 million in the first quarter of fiscal 2003. Same-store sales for the quarter increased 3.9% for Company-owned stores and 3.3% for franchise stores. Total chain-wide net sales (which include aggregate sales for the collective group of Company-owned and franchise stores) increased 9.6% to $206.5 million from $188.4 million in the comparable period last year.

     The Company noted that the recent sales results benefited primarily from a strong start to the Halloween season and solid performance by the newer stores that were added to the same store base.

     Nancy Pedot, Acting Chief Executive Officer of Party City Corp., stated, “We are pleased with our overall sales results this quarter. Because of improvements in seasonal merchandise flow, our stores were well-stocked and ready for the important Halloween season earlier than in previous years. Early indicators in September sales showed strong performance in costumes and décor items. In addition, 24 Company-owned stores that have completed their first year of operation are now included in the same store sales group. These stores, including ten stores in the Seattle market, are generally experiencing double digit same store sale increases. Overall, we saw an increase in the number of transactions of approximately 1.4% and an increase in the average sale per transaction of 2.5% in the quarter for Company-owned stores.”

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	Quarter ended

	September 27, 2003	September 28, 2002

Company-owned stores:
Same store sales increases	3.9%	3.4%
Number of company-owned stores, end of period	247	234
Franchise stores:
Same stores sales increases	3.3%	5.9%
Number of franchise stores, end of period	253	247

     Party City Corporation is America’s largest party goods chain and currently operates 247 Company-owned stores and has 253 franchise stores in the United States and Puerto Rico. To learn more about the Company, visit the Company’s web site at http://www.partycity.com.

     Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the party goods industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

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